EXHIBIT 10.1

AMENDMENT NO. 2 TO ASSET PURCHASE AGREEMENT AND AMENDMENT TO CONFIDENTIALITY AND NON-COMPETITION AGREEMENTS (MCE)

THIS AMENDMENT NO. 2 TO ASSET PURCHASE AGREEMENT AND AMENDMENT TO CONFIDENTIALITY AND NON-COMPETITION AGREEMENTS (this “Amendment”), dated as of April 17, 2006 and effective on and after the Effective Date (as defined below), is entered into by and among (i) Color Edge LLC, a Delaware limited liability company (f/k/a MCEI, LLC) (the “Purchaser”), (ii) Merisel, Inc., a Delaware corporation (the “Acquiror Parent”), and (iii) PRJ 1, Inc. (f/k/a Color Edge, Inc.), a New York corporation the “Seller”) and the direct and indirect shareholders of the Seller set forth on the signature pages attached hereto (each a “Shareholder” and collectively, the “Shareholders”). Capitalized terms used but not defined in this Amendment have the meaning given such terms in the Agreement (defined below). This Amendment will be effective on and after the Effective Date (as defined in Section 12 below) and shall be null and void if the Effective Date does not occur.

WHEREAS, the Purchaser, Acquiror Parent, Seller and Shareholders have entered into an Asset Purchase Agreement dated December 24, 2004, as amended on March 1, 2005 (the “Agreement”);

WHEREAS, the parties to the Agreement now desire to amend the Agreement as set forth in this Amendment;

WHEREAS, certain of the parties hereto have made certain claims against each other concerning matters under the Agreement and certain other agreements contemplated thereby;

WHEREAS, the parties desire to settle the disputes relating to the claims set forth in the previous clause;

WHEREAS, the parties hereto have agreed that Chia Chen (“Chen”) and Muthiah Saravanan (“Saravanan”) shall cease to be parties to the Agreement effective immediately following the execution of this Amendment by all parties hereto and shall thereafter have no further rights or obligations under the Agreement;

WHEREAS, Prakash Sethuraman (“Sethuraman”) and the Purchaser and Acquiror Parent are simultaneously executing and delivering that certain Settlement Agreement and Mutual Release of even date herewith (the “Settlement Agreement”) and such other agreements contemplated thereunder; and

WHEREAS, the Purchaser, Acquiror Parent, Chen and Saravanan have agreed to execute mutual releases in substantially the form attached hereto as Exhibit A.

NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants and agreements set forth below and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by all parties to this Amendment, the parties to the Agreement agree as follows as of the Effective Date:

1.  Purchaser, Acquiror Parent and each of the Shareholders and the Seller agree to have the entire Holdback Amount released to Purchaser, and to enter into the other agreements and amendments to the Agreement contemplated by this Amendment, in satisfaction in full of any obligations of Purchaser, Acquiror Parent, Shareholders and the Seller under Section 2.6(d) of the Agreement and the Related Purchase Agreement and for the Purchaser’s and Acquiror Parent’s claims with respect to certain matters related to the financial statements of the Seller and the sellers under the Related Purchase Agreement (the “Purchaser Claims”). Payment of the Holdback Amount to the Purchaser has been made prior to the execution of this Amendment. In addition, the parties agree that Section 2.12 (A/R Payment) of the Agreement is hereby deleted in its entirety and no payments are due to or shall be made to Seller pursuant to such section. All parties agree that, except as provided by this Amendment, no further amounts are due hereunder from the Seller or any Shareholder in respect of the Purchaser Claims.

2.  The Purchaser and the Acquiror Parent agree that after the Effective Date neither Purchaser nor Acquiror Parent will have a claim under the Agreement against the Seller or any Shareholder for Losses relating to a breach of any of the Seller’s or Shareholders’ representations or warranties in the Agreement and all such representations and warranties shall terminate effective as of the date of this Amendment. The Purchaser and the Acquiror Parent further agree that from and after the Effective Date neither of them shall make any claim against Seller or any Shareholder under Section 9.2(a), Section 9.2(c) or Section 9.2(e) of the Agreement except for claims relating to the following Excluded Liabilities:

(i)	all Liabilities for Taxes and deferred Tax Liabilities for which Seller is liable;

(ii)
all Liabilities arising in connection with any Action, private or public, whether instituted or threatened prior to or after the Closing, arising out of the conduct of the Business or any facts or circumstances existing prior to and including the Closing Date, including without limitation, those matters set forth on Schedule 4.11 of the Agreement;

(iii)
Liabilities relating to any Indebtedness or to any Trade Payables and Accruals that are not Assumed Liabilities (not including Liabilities relating to the real estate Leases set forth on Schedule 4.16 of the Agreement);

(iv)	Liabilities of Seller to Affiliates of Seller;

(v)	Liabilities of Seller arising after the Closing other than Assumed Liabilities; and

(vi)	Liabilities relating to those matters set forth on Item 2 of Exhibit E of the Agreement.

3.  The Purchaser and the Acquiror Parent agree that from and after the Effective Date neither Purchaser nor Acquiror Parent will make any claim against any Shareholder under Section 9.2(b) of the Agreement for Losses for a breach of any of his agreements, covenants or obligations in the Agreement or any Related Document which occurred prior to the date of this Amendment; provided that this provision shall not prevent the Purchaser and the Acquiror Parent from making claims against any Shareholder relating to Taxes. For avoidance of doubt, the Purchaser and the Acquiror Parent may make claims for Losses under Section 9.2(b) (i) against any Shareholder for breaches after the date of this Amendment of agreements, covenants or obligations under the Agreement or any Related Document as provided in Section 9.2(b) and (ii) against Seller without regard to the limitations in this Section 3.

4.  Purchaser and Acquiror Parent each represent and warrant to the Seller and the Shareholders that , as of the date of this Amendment, they have no Knowledge (as defined below) of any claims of Purchaser for any Losses relating to any Excluded Liability, other than with respect to Excluded Liabilities related to Taxes, as to which no representation or warranty is made by Purchaser or Acquiror Parent. “Knowledge” means the actual knowledge of Donald Uzzi and Allyson Vanderford, without duty of inquiry.

5.  Purchaser, Acquiror Parent, Chen and Saravanan hereby agree to enter into the releases attached as Exhibit A. No other Shareholder shall have any obligation or benefit with respect to such releases or shall otherwise be effected by such releases.

6.  Notwithstanding any other provision of the Agreement or any schedule thereto upon the Effective Date, as among Purchaser, Acquiror Parent, Chen and Saravanan, Chen and Saravanan shall cease to be parties to the Agreement and shall not be included in the term “Shareholders” for any purpose under the Agreement. Chen and Saravanan agree that, as of the Effective Date, they shall have no further rights under the Agreement, including any claims against Purchaser, Acquiror Parent or Sellers for Contingent Payments, Tax Reimbursement Amounts or any other amounts under the Agreement. The parties agree that Exhibit H to the Agreement is herey amended by deleting the references to Sethuraman, Chen and Saravanan therein.

7.  Notwithstanding any provision of the Agreement to the contrary, each Shareholder shall be liable only for his “pro rata” share (as defined in the Agreement) of any Losses under the Agreement. For avoidance of doubt, on and after the Effective Date , Sethuraman shall not have joint and several liability with the Seller and/or the Shareholders, but shall only be severally liable for his pro rata share of any Losses.

8.

(a)  With respect to any Contingent Payment for any fiscal year during the Earnout Period, Sethuraman and his accountants shall have the right to review the Purchaser’s calculation of the amount of such Contingent Payment, by giving written notice to the Purchaser within 15 days after receipt of the Purchaser’s calculation of his intent to review. Sethuraman shall have a 60 day period from the time that the Purchaser delivers notice of its calculation of the amount of the Contingent Payment to conduct such review. The Purchaser shall make available its records to Sethuraman and his accountants in connection with such review on reasonable notice and at reasonable times during normal business hours of the Purchaser. Sethuraman shall notify the Purchaser of any dispute of the Purchaser’s calculation of a Contingent Payment within such 60 day period. Any dispute as to the amount of the Contingent Payment shall be resolved by the Arbitration Firm in accordance with the procedures set forth in Section 2.6(d)(ii) of the Agreement. The decision of the Arbitration Firm shall be final and binding on the parties to the Agreement. If it is finally determined (whether by mutual agreement or decision of the Arbitration Firm) that amount of the Contingent Payment is greater than that calculated by Purchaser, the unpaid amount shall be paid promptly after such final determination to the Seller and the sellers under the Related Purchase Agreement, with interest at the rate of 8% from the date such payment was due. If as a result of Sethuraman’s dispute of the amount of any Contingent Payment, it is finally determined that such Contingent Payment is in excess of Purchaser’s calculation of such Contingent Payment by 10% or more, Purchaser shall pay the reasonable fees of Sethuraman’s accountants, up to a maximum of $25,000. As a condition to receipt of any information under this provision, Sethuraman and his accountants shall enter into a reasonable confidentiality agreement, with provisions substantially similar to those set forth in the Sethuraman Confidentiality and Noncompetition Agreement (as defined below).

(b)  Under the Settlement Agreement, Sethuraman’s employment is terminated as of March 7, 2006, which such termination is neither “by the Purchaser for cause” nor “by the Shareholder not for good reason” as those: (i) terms are defined in the Sethuraman’s Employment Agreement; and (ii) phrases are used in §2.10 of the Color Edge APA and CEV APA; and that, as such, the amount of any Contingent Payment (as defined in the Color Edge APA and CEV APA) shall be unaffected by Sethuraman’s termination.

9.  Each of Chen’s and Saravanan’s obligations under their respective Confidentiality and Non-Competition Agreements dated as of March 1, 2005 shall continue in full force and effect provided that Purchaser agrees that the definition the Covenant Period in each of the Noncompetition Agreements of Chen and Saravanan shall be amended in its entirety as follows:

““Covenant Period” shall mean a period of three (3) years from and after the Closing Date.”

10.  Prakash Sethuraman’s obligations under his Confidentiality and Non-Competition Agreement dated as of March 1, 2005 (the “Sethuraman Confidentiality and Noncompetition Agreement”) shall continue in full force and effect provided that Purchaser agrees that the definition the Covenant Period in such agreement shall be amended in its entirety as follows:

““Covenant Period” shall mean a period of three (3) years from and after the Closing Date.”

11.  The parties hereto agree that the cash Purchase Price under the Agreement shall be reduced by $450,425 and that the cash Purchase Price under the Related Purchase Agreement shall be reduced by $4,053,826.

12.  Notwithstanding any other provision of this Amendment or the Agreement, in the event that Sethuraman has not revoked the Settlement Agreement and a payment is due thereunder (the “Settlement Payment”) and the Acquiror Parent has not made such payment in accordance with the provisions of the Settlement Agreement, this Amendment, the Settlement Agreement and all releases shall be null and void and of no force or effect and Sethuraman shall have the right to pursue any claims and seek available remedies under applicable law or in equity. Notwithstanding any other provision of this Amendment or the Agreement, in the event that Sethuraman revokes the Settlement Agreement, this Amendment, the Settlement Agreement and all releases shall be null and void and of no force or effect and the Purchaser and Acquiror Parent shall have the right to pursue any claims, and seek available remedies under applicable law or in equity. The date the Settlement Payment is made is the “Effective Date” for purposes of this Amendment. It is understood by each of the undersigned parties that the right of revocation described in this Section 12 shall terminate seven days after April 17, 2006.

13.  Except as affected by this Amendment, the Agreement is unchanged and continues in full force and effect. This Amendment shall be binding upon and inure to the benefit of each of the undersigned and their respective successors and permitted assigns.

14.  In the event of a conflict between this Amendment on the one hand, and the Agreement on the other hand, the terms and provisions of this Amendment shall be deemed to set forth the true intentions and obligations of the parties to each other.

15.  Each party hereto represents that in their individual capacity or on behalf of a corporation, each respective individual or entity has the individual, limited liability company or corporate power and authority to make, deliver and perform its obligations under this Amendment, and has taken all necessary corporate or limited liability company action to authorize its execution, delivery and performance of this Amendment.

16.  Each party hereto represents that this Amendment has been duly and validly executed and delivered by he/it and constitutes his/its legal, valid and binding obligation, enforceable against him/it in accordance with its terms.

17.  This Amendment may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Amendment by facsimile shall be as effective as delivery of a manually executed counterpart of this Amendment (and the parties shall follow such delivery by prompt delivery of originals of such pages).

18.  This Amendment shall be governed by and construed in accordance with the domestic laws of the State of New York (without giving effect to any choice or conflict of law provision).

19.  The rights, duties, obligations set forth among the parties described in this Amendment are conditioned upon execution and delivery to the appropriate parties of the documents described in Exhibit A attached hereto, the Settlement Agreement and Mutual Release and all related agreements contemplated by the Settlement Agreement and the Amendment No .2 to the Asset Purchase Agreement(MCEV).

20.  Within ten (10) business days following the Effective Date, on a mutually agreed dates and times, Sethuraman may remove, at his cost and expense, the personal items set forth on Exhibit Y to the Agreement; and Purchaser and the Acquiror Parent shall permit such removal.

21.  Should any part, term or provision of this Amendment, or the application thereof in any circumstances, be declared or be determined by a final or unappealable order, decree or judgment of any court to be illegal, invalid or unenforceable, the provision in question shall be deemed replaced with a valid and enforceable provision most closely reflecting the intent and purpose of the original provision within the jurisdiction of such court and this Amendment shall otherwise remain in full force and effect in such jurisdiction and in its entirety in other jurisdictions.

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IN WITNESS WHEREOF, the parties have executed this Amendment No. 2 to Asset Purchase Agreement as of the date first above written.

SELLER:
PRJ 1, INC., a New York corporation

	By:	Naveen Shah
Naveen Shah

SHAREHOLDERS:

Prakash Sethuraman
Prakash Sethuraman

Rajiv Garg
Rajiv Garg

Chia Chen
Chia Chen

Muthiah Saravanan
Muthiah Saravanan

PURCHASER:
COLOR EDGE LLC, a Delaware limited liability company

	By:	Donald R. Uzzi
Donald R. Uzzi
Title: Manager

ACQUIROR PARENT:
MERISEL, INC.

	By:	Donald R. Uzzi
Donald R. Uzzi
Title: Chairman of the Board, Chief Executive Officer and President

EXHIBIT A

Form of Mutual General Waiver and Release